                                                                     Exhibit 8.1
                                                Chicago Mercantile Exchange Inc.
                                              Registration Statement on Form S-4

                                Sidley & Austin
                                Bank One Plaza
                           10 South Dearborn Street
                            Chicago, Illinois 60603


                                April 25, 2000


Chicago Mercantile Exchange Inc.
30 South Wacker Drive
Chicago, Illinois 60606

Ladies and Gentlemen:

               We have acted as counsel to the Chicago Mercantile Exchange Inc., a Delaware corporation ("New CME") in connection with the proposed conversion of the Chicago Mercantile Exchange, an Illinois not for profit corporation ("Old CME"), from a not-for-profit membership corporation to a for-profit stock corporation (the "demutualization"), as described in the Registration Statement on Form S-4 (the "Registration Statement"), filed by New CME with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes the Proxy Statement/Prospectus (the "Prospectus") relating to the demutualization. Capitalized terms not defined herein have the meanings specified in the Prospectus.

               As more fully described in the Prospectus, the demutualization will be effected in a three-step process. First, Old CME will be merged into CME Transitory Co. ("Transitory Co."), a newly formed, not for profit Delaware corporation (the "First Merger"). Second, Transitory Co. will be merged into New CME (the "Second Merger"). Third, the stock issued by New CME in the Second Merger will be converted into Class A and Class B common stock of New CME in a recapitalization (the "Recapitalization"). It is a condition to the closing of the demutualization transaction that Old CME receive a private letter ruling from the Internal Revenue Service generally to the effect that, for federal income tax purposes, no gain or loss will be recognized by a member on the conversion of his or her membership interest in Old CME into Class A common stock and Class B common stock.

               In rendering the opinions expressed below, we have examined the Prospectus and such other documents as we have deemed relevant and necessary, including, without limitation, the forms of Certificate of Incorporation of New CME, the Agreement and Plan of Merger between Old CME and Transitory Co., the Agreement and Plan of Merger between Transitory Co. and New CME and the Plan of Recapitalization of New CME attached as exhibits to the Registration Statement. Such opinions are conditioned upon the accuracy and completeness of the facts, information and factual representations contained in the Prospectus and such other

Sidley & Austin                                                          Chicago

Chicago Mercantile Exchange Inc.
April 25, 2000
Page 2



documents as of the date hereof and the continuing accuracy and completeness thereof as of the date of the consummation of the demutualization. We have assumed that the transactions contemplated by the Prospectus and such other documents will occur as provided therein and that there will be no material change to the Prospectus or any of such other documents between the date hereof and the date of the consummation of the demutualization.

          We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. We have further assumed that the written statements as to factual matters made by the executives of Old CME contained in the ruling request submission dated December 30, 1999, as supplemented by letter dated March 17, 2000, are accurate in all respects as of the date hereof and will continue to be accurate in all respects as of the consummation of the demutualization.

          In rendering the opinions expressed below, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Regulations promulgated thereunder by the United States Treasury Department (the "Regulations"), pertinent judicial authorities, rulings and interpretations of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial authorities, rulings, interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinions stated herein.

          Based upon and subject to the foregoing, we are of the opinion that, for federal income tax purposes:

          (i) No gain or loss will be recognized by a member on the conversion, through the three-step demutualization, of his or her membership interest in Old CME into Class A common stock and Class B common stock or Class B common stock only.

          (ii) The aggregate basis of the shares of New CME received by a member in conversion of a membership interest will equal the basis of the membership interest. In the case of a member who receives both Class A common stock and Class B common stock, that basis will be allocated in proportion to the fair market value of each on the date of the demutualization.

          (iii) The holding period of the Class A common stock and Class B common stock received by a member in conversion of a membership interest will include the period for which the membership interest has been held, provided that the membership interest is held as a capital asset on the date of the conversion.

Sidley & Austin                                                          Chicago

Chicago Mercantile Exchange Inc.
April 25, 2000
Page 3



          (iv) Old CME will not recognize any gain or loss as a result of the transfer of its assets to New CME and the assumption by New CME of the liabilities of Old CME.

          Based upon and subject to the foregoing, we are also of the opinion that the discussion set forth in the Prospectus under the caption
"Demutualization Proposal--Federal Income Tax Consequences" constitutes, in all material respects, a fair and accurate summary of the matters addressed therein, based upon current law and the assumptions stated or referred to therein.

          Except as expressly set forth above, you have not requested, and we do not herein express, any opinion concerning the tax consequences of, or any other matters related to, the demutualization.

          We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

          We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement.

                                       Very truly yours,

                                       /s/ Sidley & Austin
                                       -------------------